Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-29

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI TO ASSIST IN CLEANING NEW ORLEANS ARENA AND

NEW ORLEANS SUPERDOME

Work Expected to Extend to Other Buildings and Expanded to Include Other Services

OMNI’s Specialized Marine Equipment Contracted to Recover Bodies

CARENCRO, LA – SEPTEMBER 26, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that its environmental unit, Trussco, Inc., has been engaged to assist in the cleaning of the New Orleans Arena and the New Orleans Superdome under contracts issued by the Federal Emergency Management Agency (FEMA) to a third party prime contractor. Work on the New Orleans Arena will commence immediately to be followed with work on the New Orleans Superdome. Additionally, the Company also announced that its seismic drilling division has been working under contract to furnish specialized transition zone marine equipment and personnel to assist authorities in the retrieval of deceased persons in the Orleans Parish area.

Commenting on these new contracts, James C. Eckert, Chief Executive Officer, said “Trussco is a recognized leading provider of environmental cleaning services to the oil and gas industry. This is now an outstanding opportunity for us to use the same talents and expertise to assist in the restoration and recovery of the Greater New Orleans Area. Additionally, our marine equipment is ideally suited to work in these difficult yet environmentally sensitive areas. The amount of services OMNI ultimately provides in the recovery efforts is unknown at this time, but we believe the amount of services we will ultimately furnish will probably be expanded and eventually extended to other parts of the storm ravaged areas of New Orleans.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI’s ability to successfully complete the contract discussed in this release, or at all, the continued need for OMNI’s services and equipment in the New Orleans area during this time, and other risks detailed in the Company’s filings with the Securities and Exchange Commission.